Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Resonant Inc.:

We consent to the incorporation by reference in Registration Statements (Nos. 333-196344, 333-211893, 333-211894, 333-214571, 333-218542, 333-232094 and 333-239313) on Form S-8 and (Nos. 333-211375, 333-217255, 333-221089, 333-228353, 333-233570, 333-234370 and 333-246336) on Form S-3 of Resonant Inc. of our report dated March 12, 2021, with respect to the consolidated balance sheet of Resonant Inc. as of December 31, 2020, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Resonant Inc.

Our report dated March 12, 2021 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, and expects to continue to incur significant losses, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Irvine, California
March 12, 2021